EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of August 24, 2016, with an effective date of September 1, 2016, by and between mCig, Inc., a Nevada corporation located in Henderson, Nevada (hereinafter called the "Company"), and Michael W. Hawkins, located at 6055 Anello Drive, Melbourne, FL 32940 (hereinafter called "Employee").

WHEREAS, The Employee will render certain services to the Company in connection with the Company to act as its Chief Financial Officer and member of the Board of Directors. (the "Relationship").

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Company and Employee hereby agree as follows:

1. Employment. Company hereby agrees to employ Employee, and Employee hereby agrees to serve Company, upon the terms and conditions hereinafter set forth.

2. Term and Termination. The Initial Term of this Agreement (the "Service Period") shall commence on September 1, 2016 for a period of three-years. This Agreement is at-will. Employee is free to terminate employment with the Company at any time, after the first 12 months, with or without reason. Likewise, the Company has the right to terminate Employee, or otherwise discipline, transfer, demote at any time, with or without reason, at the discretion of the Company.

(a). This Agreement and Employee's employment may be terminated by Company at its discretion at any time, provided that in such case, Employee shall be paid as severance an amount equal to 3 months of Employee's then applicable base salary. In the event of such a discretionary termination, Employee shall be entitled to receive any Commission Compensation payment or any other compensation then in effect, prorated or otherwise.

(b). This Agreement may be terminated by the Company by providing a thirty (30) days prior written notice to the Employee. In the event of termination by the Company pursuant to this subsection, Company may immediately relieve Employee of all duties and immediately terminate this Agreement, provided that Company shall pay Employee at the then applicable base salary rate to the termination date included in Employee's original termination notice.

(c). In the event that Employee is in breach of any material obligation owed Company in this Agreement, for habitually neglecting the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or participates in and is convicted of any criminal act, or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Employee. In event of termination of the Agreement pursuant to this subsection, Employee shall be paid only at the then applicable base salary rate up to and including the date of termination. Employee shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

(d). In the event Company is acquired, or is the non-surviving party in a merger, or sells all or

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substantially all of its assets, this Agreement shall be terminated.

(e) This Agreement shall terminate in the event (i) the death of the Employee, (ii) disability, where the Employee by reason of accident or illness in unable to perform his duties for a period of three consecutive months; or (iii) in the event the Company ceases operation.

3. Duties. Employee shall, subject to the legal authority vested in the Board of Directors (the "Board"), serve as the Chief Financial Officer for the Company, and as the Chief Financial Officer of any and all subsidiaries, whether consolidated or invested, in which the Company has a controlling interest. Employee shall devote a majority of his business time and efforts to the business of Company. Employee shall report directly to the Chief Executive Officer and Board of Directors.

4. Employee's Loyalty to Company's Interests. Employee shall devote the necessary time, attention, knowledge and skill to the business and interests of Company, and Employee shall be entitled to all benefits, emoluments, profits and other issues arising from or incident to any and all work, services and advice of Employee. Employee expressly agrees that during the term hereof he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to Company's business or any allied trade, except that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any or his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent or limit Employee from investing his surplus funds in real estate.

5. Confidentiality, Non-Compete, Non-Solicitation and Investments. The Employee recognizes and agrees that all copyrights, trademarks, or other intellectual property rights to created works arising in any way from, or related to, the Employee's employment by the Company are the sole and exclusive property of the Company, agrees to not assert any rights to those works against the Company or any third-parties and agrees to assist the Company in any way requested to procure or protect the Company's rights to those works. Upon cancellation of this Agreement by either party for any reason, or if requested by the Board at any time, the Employee will return to the Company all documents, books, manuals, lists, records, publications or other materials, whether in written, electronic or other form, passwords, keys, credit cards, equipment, or other articles that came into the Employee's possession in connection with the Employee's employment by the Company and to maintain no copies or duplicates without the prior written approval of the Board of Directors of the Company. The Employee will maintain in confidence during and subsequent to the Employee's employment any information about the Company or its members which is confidential information or which might reasonably be expected by the Employee to be regarded by the Company as confidential and will not use that information except for the benefit of the Company. Upon cancellation of this Agreement by either party for any reason, the Employee will refrain for three (3) years from (a) undertaking employment or any compensated duties on behalf of any company or firm that provides services or products to clients in competition with the Company, or (b) soliciting any individual who is then or was at any time within the preceding six months an employee of the Company to leave the Company's employment, in either case unless the Board of Directors of the Company provides prior written approval of the employment, duties or solicitation. The Employee will not make or direct any personal investments in the cannabis field based substantially upon information conveyed to the Employee as an employee of the Company where the

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information is conveyed with a request for, or in the expectation of, confidentiality. The provisions of this paragraph will survive cancellation of this Agreement.

6. Compensation and Other Provisions. Employee shall be entitled to the compensation and benefits hereinafter described in subsections (a) through (d) (such compensation and benefits being hereinafter referred to as "Compensation Benefits").

(a) Base Salary and Commissions. Company shall pay to Employee a base salary of $13,000 per month, which may be increased, but never decreased, annually by the Board of Directors. The Company and Employee agree that, at the option of the Company it shall treat $10,000 per month of the base salary as debt owed to the Employee. Upon mutual agreement, or the termination of this Agreement, the Company shall convert the outstanding balance owed into equity of the Company at a 15% discount to the then 5 day trailing closing average. As a condition to this, the Company shall immediately book the first year's debt owed ($120,000), which is non-refundable or cancelable.

(b) In addition to the base salary, effective with the Company's 2017 fiscal year (May 1, 2016 – April 30, 2017) Consultant will receive annual incentive bonus compensation equal to half of one percent (0.5%) of annual Gross Revenues (GR) plus one-quarter of one percent (0.25%) of the annual growth in Gross Revenues (Bonus Year Gross Revenues less Prior Year Gross Revenues) plus one and one-half percent (1.5%) of Net Income (NI). The formula for calculation of the annual incentive bonus is: .005GR + .0025 (Bonus Year GR less Prior Year GR) + .015NI where GR and NI are greater than or equal to zero. The annual incentive bonus will be calculated based on the Corporation's financial results as of April 30th of each year with the bonus payable by September 30th of the same calendar year. It is understood that should the Company be unable to cash flow the business, any cash bonus payments in excess of $3,000 per month may be issued in stock of the Company at a 25% discount to the then current market price. Such conversion must be approved by the Board of Directors of the Corporation. Any stock conversion will have piggy back registration rights.

(c) Employee shall be issued a seven year warrant to acquire 4% of the Company as a condition to entering into this agreement. The warrant conversion price shall be the closing price of the stock on the effective date of this Agreement. The warrant will have a vesting schedule of 1% immediately vested, 1% at the end of the first year of employment, 1% at the end of the second year of employment, and 1% at the end of the third year of employment.

(d) Benefits Program: The Employee shall receive a $500 per month as a benefit allowance as part of his compensation plan. This allowance will be paid directly to the Employee until such time as the Company establishes a Benefits Program. Employee shall be eligible to participate in all employee benefit plans and arrangements which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, incentive stock option plans, 401(k) plans, pension plans, profit sharing plans, retirement and other employee benefit plans of Company consistent with such benefits provided to Employee management of Company. Company shall in all events provide and pay the full costs of all medical and insurances for Employee as noted above or as may be added throughout the Term.

7. Representations and Warranties. Employee hereby represents and warrants to the Company

that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, and (ii) Employee is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity which in any way may restrict, impair or limit the performance of his duties hereunder.

8. Disclosure and Protection of Confidential Information.

(a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to Company, of which Employee may obtain knowledge or access through or as a result of his employment by Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as confidential, whether or not owned or developed by Company. Notwithstanding the foregoing, any information which is or becomes generally available to the general public otherwise than by breach of this Section 11 shall not constitute Confidential Information for purposes of this Agreement.

(b) During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee's work for Company.

(c) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by Company for the protection of Confidential Information, and will inform Company of any defects in, or improvements that could be made to, such rules and regulations.

(d) Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, and all similar or related information which relates to Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee at any time while employed by Company, or made thereafter as a result of any invention conceived or work done at any time during employment with Company (hereinafter referred to as "Work Product"), and all Employee's right, title and interest in and to Work Product, shall be regarded as made and held by Employee in a fiduciary capacity solely for the benefit of Company and shall exclusively belong to Company. Employee will promptly disclose such Work Product to the Board of Directors of Company and perform all actions reasonably requested by the Board of Directors of Company (whether during or after the term of Employee's employment

with Company) to establish and confirm such ownership (including, without limitation, execution of any and all assignments, conveyances, consents, powers of attorney and other instruments).

(e) Employee will notify Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

(f) Upon termination of employment, Employee will deliver to Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control. The provisions of this Section 11 shall survive the termination of Employee's employment with Company.

9. Availability of Injunctive Relief. Employee acknowledges and agrees that any breach by him of the provisions of Section 8 hereof will cause Company irreparable injury and damage for which it cannot be adequately compensated in damages. Employee therefore expressly agrees that Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent any anticipatory or continuing breach of this Agreement or any part hereof, and is secured as enforcement. Nothing herein shall be construed as a waiver by Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

10. Indemnification. Company hereby releases and agrees to unconditionally indemnify and hold Employee harmless from and against all losses, liabilities, claims, actions, judgments, demands, costs, expenses, fines, penalties, fees, and damages, of any kind or nature, including, without limitation, attorney's fees and costs and whether or not suit is instituted, that are suffered or incurred by Employee, directly or indirectly, relating to, arising out of or in connection with any events, occurrences or circumstances of or involving Company prior to the effective date of this Agreement, irrespective of whether or not Employee is now aware or shall hereafter become aware of such events, occurrences or circumstances or additional facts relating thereto.

11. Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

12. Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

13. Notices. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following address of Employee (or to such other address as Employee may notify in writing to Company):

14. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of

this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

15. Binding Effect. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of Company, its successors and assigns.

16. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Employee without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

17. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

18. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. Governing Law; Venue. This Agreement will be governed and construed under the laws of the State of Florida, without giving effect to rules governing conflicts of law, with proper venue with respect to all disputes related to this Agreement being Brevard County, Florida.

20. Invalidity. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

21. Attorneys' Fees. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the written date stated below.

mCig, Inc.	Employee
Signature: ______________	Signature: ______________
Name: Paul Rosenberg	Name: Michael W. Hawkins
Title: CEO	Social Security # 307-78-1748
Date: August 24, 2016	Date: August 24, 2016